UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2007

GLOBAL CASH ACCESS HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3525 East Post Road, Suite 120 Las Vegas, Nevada	89120
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 833-7110

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Upon the expiration of his employment agreement with the Global Cash Access Holdings, Inc. (the “Company”) on July 12, 2007, the terms of employment of Harry C. Hagerty, III, Chief Financial Officer, reverted to those of an “at will” employee similar to those of the other members of the Company’s senior executive management who do not have employment agreements.

Mr. Hagerty remains employed by the Company in his current position as Chief Financial Officer, and the expiration of his employment agreement did not result in any change to his responsibilities or reporting relationship.

Mr. Hagerty will continue to receive an annual base salary, subject to review and adjustment by the Board of Directors from time to time, which shall initially be $300,000 per year, reflecting no change to his annual base salary prior to the expiration of his employment agreement. Any bonus to be paid to Mr. Hagerty shall be at the discretion of the Board of Directors. In addition, Mr. Hagerty will be provided benefits and perquisites of employment similar to those of other members of the Company’s senior executive management in accordance with the policies and procedures established by the Company from time to time, and as may be amended from time to time, such as the opportunity to participate in the Company’s group medical, dental, life insurance, 401(k) and other benefit plans and programs on the same terms and conditions as other members of the Company’s senior executive management. Mr. Hagerty will also be provided 26 days of paid time off per year, and all paid holidays as are provided to all other members of the Company’s senior executive management. Mr. Hagerty will also be reimbursed for all reasonable expenses that he incurs in the performance of his duties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL CASH ACCESS HOLDINGS, INC.

Date: July 17, 2007

By: /s/ KIRK E. SANFORD
Kirk E. Sanford
Chief Executive Officer